UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Triad Hospitals, Inc.

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Triad Responds to Employee Questions	Issue 1, February 16, 2007

The Announcement to Take Triad Private

On February 5, our Chairman and CEO Denny Shelton announced that Triad Hospitals, Inc. has signed an agreement providing that it will become a privately owned company, a transaction commonly referred to as “taking the company private.” This will be accomplished in the form of a merger with a company controlled by a smaller group of private investors or stockholders, after which our stock will no longer be publicly traded on the New York Stock Exchange. The agreement is subject to a number of customary conditions.

The information in this first Go Private! newsletter is being provided based on the assumption that the new stockholders will be affiliates of CCMP Capital Advisors, LLC and GS Capital Partners, the investors named in the February 5 announcement. Should another group of investors with a superior offer emerge, the information you are reading now would have to be revised to reflect discussions with that group.

Other Offers May Emerge

As we stated in the public announcement, there is a 40-day “go – shop” period until March 16, 2007 when Triad will solicit/evaluate superior offers from other groups. After this period, Triad can respond to other unsolicited proposals that could reasonably be superior.

ANSWERING YOUR QUESTIONS

An announcement of such importance will bring change, and we appreciate the questions submitted to date by employees at our facilities, subsidiaries and the corporate office. This Go Private! newsletter will be published and updated periodically to provide accurate information when we have answers, but also to let you know when information is not yet available.

Because superior offers may be received from other groups, it would be inappropriate to speculate about many of the details of a proposed transaction. Once the 40-day “go-shop” period has expired, we look forward to providing more information as we receive it.

In the meantime, continue to send your questions to us through GoPrivateQuestions@triadhospitals.com. Every effort will be made to provide responsive information through this newsletter when the information becomes available. This newsletter will be distributed through numerous channels, including email and hard copies, at all of our affiliates and at the corporate office.

THE TRANSACTION

Special Committee of the Triad Board of Directors

As is customary in transactions of this nature, Triad’s Board of Directors named a Special Committee consisting entirely of independent members of the Board to evaluate all of the company’s strategic options. After much deliberation and analysis, the Special Committee recommended that Triad enter into an agreement with a group of private investors. Simply stated, by “going private,” Triad would have a small group of investors as its stockholders instead of having its stock traded on the public markets and owned by thousands of individual stockholders and institutions.

Proposed New Stockholders

The proposed transaction involves CCMP Capital Advisors, LLC and GS Capital Partners. Both are experienced investors in healthcare services companies who understand Triad and the opportunities and challenges facing our business and industry. Both firms share and support Triad’s vision and our commitment to our patients, physicians and employees. We are very pleased to have found two highly experienced investors who are committed to maintaining Triad’s culture of a “patients-first” approach to high quality, compassionate care. They are also committed to the welfare of our colleagues across the company who carry out that mission every day.

The Proposal

The proposed transaction will be valued at approximately $6.4 billion in total, including approximately $1.7 billion of debt. Under the terms of the agreement, affiliates of CCMP Capital Advisors, LLC and GS Capital Partners will acquire the outstanding shares of Triad common stock for $50.25 per share in cash. This means generally that every allocated share of Triad stock, whether individually owned or held in an employee benefits plan, will be valued at $50.25 and converted to cash once the transaction closes. Under the terms of the transaction, shares of Triad stock will no longer be traded on the public markets. The treatment of cash from this transaction in Triad benefits plans will depend on the specific plan and whether this is the transaction that is ultimately completed.

As noted above, the terms of the transaction provide that, for a 40-day period beginning February 4, 2007, Triad will solicit and entertain proposals from other potential purchasers on superior terms and conditions. Internally, we will be using this so-called “go-shop” period as a time to develop transition plans and to address the concerns that our employees have regarding this process. Once the 40-day “go-shop” period has expired, we will be in a position to provide more detailed responses.

In the meantime, continue to send your questions to us through GoPrivateQuestions@triadhospitals.com.

IMPORTANT INFORMATION

Triad has filed with the Securities and Exchange Commission a current report on Form 8-K, which included the merger agreement. The proxy statement that Triad plans to file with the Securities and Exchange Commission and mail to stockholders will contain information about Triad, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from Triad by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about Triad, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from Triad at www.triadhospitals.com or by directing such request to Triad, Attention: Investor Relations.

Triad and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning Triad’s participants in the solicitation is set forth in Triad’s proxy statement and Annual Report on Form 10-K previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.